                                    EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

  IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND'S
                                 TENDER OFFER.

March 23, 2006

Dear J.P. Morgan Multi-Strategy Fund, L.L.C. Member:

     We are writing to inform you of important dates relating to a tender offer by J.P. Morgan Multi-Strategy Fund, L.L.C. (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR LIMITED LIABILITY COMPANY INTEREST OR A PORTION OF YOUR INTEREST IN THE FUND ("INTEREST") AS OF JUNE 30, 2006, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

     The tender offer period will begin on March 23, 2006 and will end at 12:00 midnight, New York time, on TUESDAY, APRIL 25, 2006, AT WHICH POINT THE OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

     Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by PFPC Inc. ("PFPC") no later than APRIL 25, 2006. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF JUNE 30, 2006.

     If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to J.P. Morgan Multi-Strategy Fund, L.L.C., c/o PFPC Inc. at P.O. Box 219, Claymont, DE 19703, Attention: Tender Offer Administrator; or (ii) fax it to PFPC at (302) 791-2790, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON TUESDAY, APRIL 25, 2006.

     If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at PFPC at (302) 791-2810.

Sincerely,

J.P. Morgan Multi-Strategy Fund, L.L.C.